Exhibit 99.1

STAAR Surgical Q3 2019 Earnings Call Transcript

Date: October 30, 2019

CORPORATE PARTICIPANTS

Brian Moore, Senior Director-Investor, Media Relations and Corporate Development, STAAR Surgical Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

OTHER PARTICIPANTS

Jason Mills, Analyst, Canaccord Genuity

Chris Cooley, Analyst, Stephens

Bruce Jackson, Analyst, The Benchmark Co. LLC

Andrew Brackmann, Analyst, William Blair & Co. LLC

MANAGEMENT DISCUSSION

Operator: Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Third Quarter 2019 Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the call will be open for questions. [Operator Instructions] This call is being recorded today, Wednesday, October 30, 2019. At this time, I'd like to turn the conference over to Mr. Brian Moore, Senior Director, Investor, Media Relations and Corporate Development for STAAR Surgical

Brian Moore, Senior Director-Investor, Media Relations and Corporate Development, STAAR Surgical Thank you, Michelle, and good afternoon everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company's financial results for the third quarter of 2019 ended September 27, 2019. On the call today are Caren Mason, President and CEO; and Deborah Andrews, Chief Financial Officer. The press release of our third quarter results was issued just after 4 PM Eastern Time, and is now available on STAAR's website at www.staar.com.Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so. In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release. Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions then re-queue with any

Exhibit 99.1

follow-ups. We thank everyone in advance for their cooperation with this process. And with that, I'd like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thank you, Brian and good afternoon, everyone. The third quarter 2019 results we reported today represent record sales for our third quarter, all-time record for cash generation, and our ongoing progress in effecting paradigm change within refractive vision correction. Global ICL unit growth of 35% in the third quarter represented the ninth consecutive quarter of double digit ICL unit growth as our lenses continued to take share of the refractive market growing at rates significantly above the industry.

Importantly, we achieved strong unit and revenue growth while maintaining our commitment to GAAP earnings profitability. This is quite an accomplishment in the context of small cap medical technology companies, where we believe STAAR is one of just two public companies with expected year-over-year revenue growth of at least 20% and expected positive GAAP net income for fiscal 2019. This is based upon the publicly available consensus estimates of 24 publicly traded medical technology companies with market caps below $5 billion.

Based on strong results in the third quarter and the first two quarters of the year, we are today reaffirming the financial targets for the full year 2019 we initially outlined for you back in January. These targets include 30% ICL unit growth, 20% company revenue growth, higher year-over-year GAAP net income, positive cash flow and a higher year-over-year level of cash on our balance sheet.

Turning now to the details for the third quarter, top line growth was driven by 35% ICL unit growth on a global basis, as I just mentioned. On a regional basis ICL unit growth in the third quarter successfully hurdled record year ago levels in several markets with Japan units up 57%, China units up 48%, South Korea units up 38%, France units up 20%, Spain units up 14%, UK units up 13% and Germany units up 11%... as compared to the prior year period.

Commercial activities during the quarter designed to support the final weeks of the high implant season in China included mobile and social media marketing for our consumers. Implants in China during the high implant season were in excess of 50% growth over prior year, a record for our China surgeon partners whom we congratulate for this key milestone achievement. As these programs concluded in September, we initiated new marketing programs in Europe that will soon include a very exciting and new influencer campaign in Spain.

We are also advertising in the US in September. We began billboard and YouTube advertising to extend and amplify ICL digital banner and clinic marketing in the Midwest.

Surgeon engagement during the third quarter included two very significant events. In August, we held our inaugural U.S. Surgeons Council Meeting in Dallas, Texas. We hosted leading ophthalmic surgeons, optometrists and ophthalmic business leaders from across the US for a day of shared learning that included podium and panel presentations including safety and effectiveness data, refractive practice business modeling, lens based only practice continuum and consumer awareness programs.

In September, we hosted our annual Experts Meeting for international surgeons ahead of the European Society of Cataract and Refractive Surgeon Congress in Paris. The event was our biggest and best to-date with almost 300 surgeons and clinicians at our Experts Meeting.

Exhibit 99.1

Turning to our regulatory activities, in Europe, our EVO EDOF lens for presbyopia remains under review by DEKRA, our notified body. We continue to anticipate this product will be on the market in the second quarter of 2020 in CE Mark countries opening a new and large market opportunity for STAAR that expands the target age range for our EVO family of lenses.

In the US, we received a letter from FDA dated October 25, 2019, approving our supplement seeking approval for the clinical trial for our EVO family of lenses in the US. The letter included a few additional study design recommendations which we are working to include in the study protocol. We are responding to FDA within a week or so, we continue to qualify study sites and expect our timelines will not be impacted as we work to close out the study design including FDA's latest recommendations. We very much look forward to moving expeditiously through next steps and enrolling patients.

Before I turn the call over to Deborah for a more detailed review of our financial performance, I would like to highlight a few near-term opportunities where we look forward to meeting with the investment community in the coming weeks.

Next week, on Friday, November 8, we will be hosting our invitation-only 2019 Institutional Investor and Analyst Day in New York City where we look forward to outlining our strategic vision for the 2020 to 2022, three-year planning period. On November 13, we will be meeting with investors at the Stephens Annual Investment Conference in Nashville, Tennessee. We also look forward to seeing some of you at our Lake Forest corporate headquarters during the fourth quarter.Now, I'll turn it over to Deborah...

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

Thank you, Caren. Good afternoon, everyone. I'll start the financial overview with a summary of top line results and then provide more detail down the income statement. STAAR reported net sales of $39.1 million in the third quarter of 2019, an increase of 23% over $31.8 million reported in the year ago period. Foreign currency headwinds, primarily the euro, abated during the third quarter. Our revenue and growth rate reported in the first nine months of 2019 was negatively impacted by approximately $1.3 million and 140 basis points, respectively.

Strong top line growth was driven by ICL revenue growth of 28%, which represented 87% of total company net sales in the quarter. Moving down the income statement, our gross profit margin for the third quarter was 74.4% compared to 75.1% in the prior year quarter. Gross margin in the third quarter was temporarily reduced due to period expenses incurred in the construction of new manufacturing facilities intended to satisfy growing demand for our products. As a reminder, gross margin of our ICL product lines remains in the 80% to 85% range and we continue to anticipate gross margin expansion as we move forward.

Total operating expenses for the third quarter were $25.7 million, an increase of 15% compared to the prior year quarter of $22.3 million, and improved compared to the 17% increase in operating expenses during the first half of fiscal 2019.Taking a closer look at the components of operating expenses, G&A expense in the third quarter was $7.1 million as compared to $6.1 million a year ago. The increase in G&A expense was due to increased head count and salary-related expenses including stock-based compensation and increased facility costs and professional fees. Marketing and selling expenses were $12.5 million as compared to $10.6 million and included continued investments in digital, strategic and

Exhibit 99.1

consumer marketing. Our R&D expenses were $6.2 million compared to $5.6 million in the year-ago quarter. The increase in R&D expenses was primarily due to an increase in expenses related to clinical trial activities.

We generated operating income of approximately $3.3 million during the quarter as compared to operating income of $1.6 million in the year ago quarter. For both the third quarter and nine-month period ended September 27, 2019, our operating margin was 8.5% compared to 5% and 5.8% in the year-ago periods respectively.

Net income during the quarter was $2.4 million or approximately $0.05 per diluted share as compared to a year ago net income of $1.5 million or $0.03 per diluted share. On a non-GAAP basis, adjusted net income for the third quarter was $5.5 million or $0.12 per diluted share as compared to adjusted net income for the year-ago quarter of $3.4 million or $0.07 per diluted share. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Turning now to our balance sheet, our cash, cash equivalents and restricted cash at September 27, 2019 totaled $112.3 million compared with $104 million as of December 28, 2018. The company generated a record $11.8 million in cash from operating activities in the third quarter of 2019.

Finally, as we've received a number of questions from investors regarding the quarterly calendarization of our fiscal year sales and to assist analysts with their models, please note that we continue to expect a comparable calendarization of quarterly sales as a percentage of total annual sales in fiscal 2019 as we experienced in fiscal 2018. In fiscal 2018, this calendarization was 22% in Q1, 27% in Q2, 26% in Q3, and 25% in Q4. This quarterly calendarization is consistent with the moderate seasonality in our business that has Q2 as the highest dollar quarter followed closely by Q3 then Q4. We continue to anticipate Q1 will be our lowest revenue dollar quarter of the fiscal year. This concludes our prepared remarks.

Operator, we're now ready to take questions.

QUESTION AND ANSWER SECTION

Operator

Jason Mills, Analyst, Canaccord Genuity LLC

Question: Hi. Good afternoon, Caren. Thank you for taking the questions. I wanted to start, if I could, with the United States. I'm guessing you will go into more detail next week at your investor conference, but could you give us a bit more detail with respect to the recommendations the FDA had for you? And then maybe lay out for us at least preliminarily what sort of timeframes you might expect to enroll the number of patients that the FDA is asking you to enroll? The other component of the timeline being follow-up of six months, I'm assuming that hasn't changed and let us know if it has. And then perhaps a 6 to 12-month review cycle is then sort of the average for the ophthalmic devices group for a while. So assuming those pieces are somewhat similar for you. But the enrollment piece I think is what investors want to get their arms around. So if you could comment on that, that would be great. Thank you.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: Sure. Thank you, Jason. So we did receive a letter on October 25 from the FDA. Again, we got full approval to begin and we received a few comments regarding possible considerations that we ought to look into. So we are reviewing that now and we expect within a week or so to respond to the FDA with what we believe should be close to final if not final agreement regarding this study. We're very

Exhibit 99.1

enthusiastic about the activities that have been underway as we have more surgeons interested in participating in those clinical trial than we have slots available. So our opportunity here is to be very quick and swift. I can also tell you that if you were to imagine that in this trial and over the last several months and meeting with US surgeons, we've talked a lot about the diopter ranges associated with this study and the availability of patients who may meet the enrollment criteria. And so, I can't get into detail, but what I can tell you is that it's clear that the majority of these surgeons have relatively large practices for refractive surgery procedure. So we expect that there will be an offer and we hope and believe there will be a great acceptance for those qualified patients who will want to be part of this study for all the right reasons. So our expectation is that we will be able to enroll in what [ph] most would (00:17:50) consider aggressive timeframe and that we will then follow through with all of the criteria that we have offered and all of the considerations that the FDA has requested, and then we would be able to in swift timeframe, be able to meet the six-month criteria which has not changed. And then the review cycle, as you mentioned, which is typical in our industry.

Jason Mills, Analyst, Canaccord Genuity LLC

Question: Okay. That's very helpful, Caren. Thank you for that. With respect to the European business, you've got EDOF coming and you did have the society in Germany expand the indications and we did hear at the user meeting in Paris, the ICL user meeting, quite a bit of discussion about using this product, the EVO lens in lower diopter ranges. Perhaps comment about the trends you're seeing in lower diopter patients in Asia, the opportunity to expand growth in Europe vis-à-vis this opportunity, and then does the US study include an option for lower diopter patients? So the question is broad but it's really specifically focused on lower diopter ranges. Thank you and I'll get back in queue.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: Sure. Thank you, Jason. As you know we have been increasing market share substantially in a number of Asian countries, and with that has been an adoption at the lower diopter range that's been more aggressive than we could have even imagined. And so we know that we have double-digit market share, in some cases going above 20% –we'll be talking about this at Investor Day –where we started was low single-digits for the most part a few years ago. And so we couldn't grow that fast and that aggressively without hitting into those lower diopter ranges. And as I said in my prepared remarks, we were in a situation where the global refractive surgeon market including all procedures for refractive surgery is only growing at the 2.6% range where we've grown at above 35%, 36% units consistently throughout the year on average. So we're taking share. We're taking share at the lower diopter ranges. In Asia and in Europe, we're doing the same. And so in Germany and in Europe for the most part as you're probably aware July and August, everybody is enjoying their free time, and then in September they get back to work. We had an extraordinarily great September and we expect to close out the year very, very well in Germany, Spain, UK et cetera in terms of growth. There is alot of excitement about EDOF coming to our markets in Europe. We have a lot of doctors, again, ready and poised who would like to be part of the structured strategic rollout that we are planning. I'd say, all-in-all when we look at the US or Asia or Europe, we are looking at moving down the diopter range to expand the total market opportunity. And I'd like to also add that at our Investor Day, we're going to have a number of proof points either through video and/or through surgeons who are in the room, who are present, who will be talking about why the future of refractive surgery is lens based. That is really the theme of the next three years in terms of strategic direction for this business. We have a number of strategic partners around the world who are already there and we have many lined up who are excited for this future of having the majority of their business move into lens based. We will have examples from surgeons in the United States who are moving into 70% plus ICL practices with no laser vision correction equipment present in their new business model. So it's a very exciting time here at STAAR.

Exhibit 99.1

Chris Cooley, Analyst, Stephens, Inc.

Question: Good afternoon and congratulations on the record quarter.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: Thanks Chris.

Chris Cooley, Analyst, Stephens, Inc.

Question: Since Jason took a lot of the fun ones, I guess I'll congratulate you on the record cash flow that you generated in the quarter. And maybe my first multipart question would be on the gross margin. Could you just maybe help us unpack what weighed on gross margin in the quarter and you specifically cited some onetime startup expenses, but I also noticed you had higher IOL or should I say traditional cataract sales and other surgical products in the quarter than what we had contemplated. I realize those are a little bit lower margin and both of those had been scaling. So could you maybe just talk about the puts and takes there on the gross margin in the quarter then how that flowed through to the operating line and then I'll have one follow-up.

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

Answer: Most of the costs that we expect associated with the manufacturing build out in Nidau and here in Lake Forest is capitalizable. There are some administrative expenses, there are a number of administrative expenses that we incur in the preparation of the facilities that are not capitalizable and you're seeing those run through or you don't see it exactly, but it's coming through gross margin currently. And you're also correct we did have a –I think we discussed earlier in the year that other product sales have been declining. We expected the rate of decline on other product sales to slow down towards the mid-year and then decrease throughout the second half, potentially even resuming growth in some areas. So, obviously those are lower margin products and they do have a negative impact on our overall gross margins.

Chris Cooley, Analyst, Stephens, Inc.

Question: Great. That's really helpful. I appreciate it. And then maybe just lastly for me from a broader maybe strategic standpoint, could you update us regarding when you think Nidau could actually be backing up [ph] rescaled (00:25:14)? So, basically what type of additional CapEx is required there, what's realistic from a timing perspective and then how would you envision utilizing that facility going forward as you're trying to balance both the start up in the United States, which I'm assuming is going to be fairly steep, but continued high double-digit unit growth outside of United States as well? Thanks so much.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: Okay. So, our plans are to, in Nidau, create a state of the art advanced engineering, advanced manufacturing discipline capability that will cover all of the product requirements initially for China then moving into some of Asia and some of Europe. So we are basically moving out our sales and marketing and other administrative offices to another building and making sure we convert the current building for all Nidau manufacturing. And so in terms of CapEx, we're looking at investment in upgraded because of the new advanced engineering work that we're doing. We're upgrading our clean rooms, we're upgrading some of our manufacturing and lab equipment et cetera. All of the above and on the timeline that we currently have is ideally we'd like to be able to start shipping product again out of the Nidau facility in the beginning of the third quarter of next year. So our goal now and ourability to meet that looks good right now. But we do have a lot of work to do. So we're not going to 100% guarantee it, but that's our target.

Exhibit 99.1

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Question: Hi. Thanks for taking my questions. Going back to the gross margin and the cadence, so we've got the overhead absorption with EDOF until you start shipping next year. So should we be thinking that the gross margins will be continuing at this level; or maybe a little bit lower and then pick up in the back half of next year?

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

Answer: No. We expect to continue expand our gross margins. We'll be talking more about that at our Investor Day presentation. But we do expect to continue –we expect our gross margins year over year in 2019 to increase versus what they were last year. And we expect the same going forward.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Question: Okay. That's great. And then in the fourth quarter with the operating expenses, any changes over third quarter?

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: Well, in fourth quarter, our expectation is that we will pick up expenses associated with more of our clinical trial work. So fourth quarter and in comparison to Q3 will most likely be a little more aggressive. And then as you asked in the beginning of your question regarding the breakdown of the quarters, on the top line we expect like in 2018 that the contribution on the top line should be about 25% of the total.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Okay.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: So that kind of gives you a look at your business model right there.

Bruce D. Jackson, Analyst, The Benchmark Co. LLC

Question: Okay. And then on last question for me, with the different countries, there are different seasonality characteristics. I believe that Korea is generally kind of like a fourth quarter, first quarter type of market. Do you have any early reads on how business is going in Korea right now?

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: Well, our Korea business is very good. We're not obviously –we're notable to give you exactly what we expect the growth rate to be, but we do know that Korea a year ago was very aggressive in their ordering as they were gearing up for some new large business opportunities with strategic agreements. So our expectation is, is that Korea will continue to grow quite aggressively for the entire year. But quarterly I think it all depends on how they see late December early January requirements shaping up.

Bruce D. Jackson, Analyst, The Benchmark Co. LLCQ

Question: Right. That's it for me. Congratulations on the quarter.

Andrew Brackmann, Analyst, William Blair & Co. LLC

Question: Hi, good afternoon. This is actually Andrew Brackmann up on for Brian. Maybe just going back to the first line of questioning on the Europe launch of the presbyopia product next year, can you just remind us about the commercial infrastructure that you have in that region right now and how you're

Exhibit 99.1

planning on utilizing that upon the launch of that product and then maybe some specific investments that you have planned there? Thank you.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Answer: Okay. So we do go direct in Spain and Germany and the UK in Europe and most of the remaining major markets are distributor covered. However, we will be implementing a hybrid business model next year in a number of those major markets which will be very similar to what we're doing, for example, in China and other countries where we handle all the marketing, the selling, the practice development, the startups, a lot of the management of outreach to patients, consumer awareness, et cetera. And so we have detailed plans and infrastructure plans in place obviously for our direct countries today. We're building those up to meet what we believe will be significant demand. And then we will be assisting in the other strategic markets with STAAR Surgical employees who will be managing the strategic rollout, we believe, very effectively.

Andrew Brackmann, Analyst, William Blair & Co. LLC

Okay. Thanks. That's all we've got.

Chris Cooley, Analyst, Stephens, Inc.

Question: I'll just try and get one in in front of next week. In the past, you've talked about the US opportunity in the current indications for use for the Visian ICL [ph] is maybe (00:32:08) applicable to about 10-ish-plus-percent of the market. Could you tell us if we looked at the current [ph] IFU (00:32:17) that we see with obviously the lower diopter range outside the United States, in particular in Europe, just from –with broad strokes what percent of the US market do you think that you would be able to address with that type of a label in the hypothetical? Thanks so much.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical Co.

Answer: Great. So this is going to be an aggressive response, but our belief is that we should be able to answer at least 70% to 75% of refractive surgery requirements with the EVO family of lenses in the United States. And so our goal of course is internally very aggressive in terms of what we would like to be able to do. I can tell you that, as I mentioned earlier, certain of our surgeons –a few who you will meet next week –are targeting 70% to 75% of their total volume for ICL.

Chris Cooley, Analyst, Stephens, Inc.

That's great. Thanks so much.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

You're welcome, Chris. Thank you for the question.

Operator: There are no further questions. I'd like to turn the call back over to Caren Mason for any closing remarks.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thank you, operator. Thanks everyone for your participation on our call today. We look forward to seeing many of you next week at our Investor and Analyst Day in New York. We appreciate your interest and investment in STAAR Surgical, and all the best to all of you. Thank you.

Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.

Exhibit 99.1

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